Exhibit 10.1

LEAVE OF ABSENCE LETTER AGREEMENT

This letter agreement (“Agreement”) is entered into as of January 5, 2012 by and among John K. Delaney, CapitalSource Inc. (“CapitalSource” or the “Company”) to set forth the terms of Mr. Delaney’s leave of absence from his position as Executive Chairman of CapitalSource (the “LOA”).

1.

Term. The LOA is effective January 4, 2012 (the “Effective Date”) and will continue until one day after the 2012 Maryland’s 6th Congressional District Democratic Primary results are announced (to occur in April 2012) (the “Term”).

2.	Duties. During the Term, Mr. Delaney will not serve as Executive Chairman of CapitalSource but will remain responsible for carrying out his duties as Chairman of the Board of Directors of CapitalSource and Chairman of the Board of Directors of the Bank.

3.	Compensation. During the Term, Mr. Delaney will not be entitled to any salary or other employee compensation and benefits, except as provided below, but will receive director meeting fees in connection with his service on the Board of Directors of CapitalSource. He will be reimbursed pursuant to CapitalSource policies for expenses incurred in execution of such duties.

4.	Benefits. During the Term, Mr. Delaney will be entitled to continuation of medical, dental, insurance coverage in effect as of the Effective Date for himself, his spouse and his dependents at his expense. Mr. Delaney will be entitled to continuation of life insurance and disability insurance at his expense to the extent permissible under the terms of the plans and agreements pursuant to which such insurance is provided. Mr. Delaney shall retain his Company-provided personal communication device and continue to have access to his existing Company email address and a suitable office in the Company’s Chevy Chase, Maryland offices for non-political use. The value of any support services and facilities provided to Mr. Delaney herein that are not used for the purposes of providing services to the Company shall be reportable on a Form 1099 or any other form as required by applicable law.

5.	Effect on Other Agreements. Except as modified by the foregoing, the terms of the Amended and Restated Employment Agreement dated December 16, 2009 between CapitalSource Inc. and John K. Delaney, as amended by the amendment dated July 16, 2010, shall remain in full force and effect.

IN WITNESS WHEREOF, John K. Delaney and CapitalSource Inc. have duly executed and delivered this Agreement on the date first written above.

CAPITALSOURCE INC.

By:	/s/ Jim Pieczynski
Jim Pieczynski
CEO

JOHN K. DELANEY

/s/ John K. Delaney